CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Variable Insurance Trust of our reports dated February 20, 2026, relating to the financial statements and financial highlights of Managed Volatility Balanced Portfolio, Lifestyle Balanced Portfolio, Managed Volatility Conservative Portfolio, Lifestyle Conservative Portfolio, Managed Volatility Growth Portfolio, Lifestyle Growth Portfolio, Managed Volatility Moderate Portfolio, and Lifestyle Moderate Portfolio, which appear in John Hancock Variable Insurance Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Statements; Experts”, “Appendix B Financial Highlights of the Funds” and “Statement of Additional Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 26, 2026